Exhibit 10.1

MANAGEMENT ADVISORY SERVICES AGREEMENT

This Management Advisory Services Agreement (“Agreement”) is hereby entered into as of the 1st day of July, 2022 (the “Effective Date”) by and between HG MANAGING AGENCY, LLC, a North Carolina limited liability company (the “Management Company”), and FEDNAT UNDERWRITERS, INC., a Florida corporation (“FNU”).

WHEREAS, FNU desires to engage the Management Company to assist FNU, in consultation with FNU’s management and governing body (the “FNU Board”) and those of its parent, FedNat Holding Company (the “FNHC Board”), in identifying the cost savings and other restructuring steps that are necessary or advisable to achieve positive financial results in the short and medium term (the “Restructuring Business Plan”);

WHEREAS, FNU wishes to engage the Management Company for the purposes of (a) assistance with identifying and developing the steps necessary or advisable to achieve the goals of the Restructuring Business Plan and (b) subject to the Restructuring Business Plan, assisting in the management of the business of FNU and its affiliated non-statutory entities (Century Risk Insurance Services, Inc. (“CRIS”), ClaimCor, LLC (“ClaimCor”) and Southeast Catastrophe Consulting Company, LLC (“SE Cat” and, with FNU, CRIS and ClaimCor, the “Non-Statutory Entities”), including without limitation, managing and overseeing personnel, accounting and all other matters necessary or advisable in order to implement the Restructuring Business Plan; and

WHEREAS, the Management Company agrees to accept the foregoing engagement to assist in the development of the Restructuring Business Plan and in the implementation of the Restructuring Business Plan in coordination with the FNHC Board.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.

Subject to the prior approval of the OIR, this Agreement shall commence on the date of execution by the parties and continue in full force and effect until the expiration of the Term (as defined in Section 6 hereof).

2.

The Management Company shall assist FNU in identifying the cost savings reasonably achievable and other restructuring steps that will enable FNU’s cost structure to appropriately reflect the reduced scope of the Non-Statutory Entities’ business operations. This evaluation shall include, without limitation, an analysis of staffing levels, costs and use of third-party databases and other subscription services, information technology systems, and other expenses relating to the services provided by the Non-Statutory Entities. The Management Company shall consult with FNU’s management and the FNU Board during this evaluation and shall use commercially reasonable efforts to provide within the first 60 days of the Term recommendations to the FNHC Board for the steps to accomplish the Restructuring Business Plan for the FNHC Board’s review and approval.

3.

Upon approval of the Restructuring Business Plan by the FNHC Board, the Management Company shall oversee all aspects of the Non-Statutory Entities’ business to implement the Restructuring Business Plan. The Management Company’s oversight shall include, but not be limited to, recommendations to the FNHC Board regarding:

Review and improvement of financial goals;

Compliance with legal and regulatory mandates;

Ensurance of an ethical business environment;

Investment and asset manager compliance;

Cash and equity management;

Corporate tax management;

Personnel management;

Related party transaction oversight;

Tax preparation administration;

Strategic capital modeling;

Execution of (or provision for the execution of) all general corporate legal matters; and

Provision of internal control management services

in each case, reporting to the FNHC Board and acting in accordance with the actions approved by the FNHC Board to implement the Restructuring Business Plan (“Approved Actions”). For the avoidance of doubt, all decisions regarding retention, hiring or termination of employees shall require the specific approval of the FNHC Board.

4.

FNU hereby authorizes the Management Company to take the Approved Actions and further, to assist FNU with monitoring (1) the integrity of the financial statements of FNU, (2) the independent accountants’ qualifications and independence, and (3) the compliance by FNU and the insurance companies for whom it acts as managing general agent with legal and regulatory requirements.

5.

FNU will pay to the Management Company an amount equal to one and one half percent (1.5%) of gross earned premium per annum of Monarch National Insurance Company and, solely with respect to its policies in Texas, Maison Insurance Company as consideration of the services provided by the Management Company’s under this Agreement. This payment will be made in monthly installments in arrears.

6.

In consideration of the services provided hereunder, FNU hereby covenants and agrees to add the Management Company to the directors’ and officers’ and errors and omissions policies of insurance which apply to and provide coverage for the Non-Statutory Entities.

7.

This Agreement shall continue until July 1, 2025 unless earlier terminated by the Management Company due to FNU’s failure to make payments hereunder, such right of termination arising in the event such payment default remains uncured thirty (30) days following written notice given from the Management Company to FNU (the period during which this Agreement is active, the “Term”).

8.	Any notice required herein to be given be deemed in compliance if mailed by certified mail, return receipt requested, to the respective party at the following addresses:

HG Managing Agency, LLC	Gordon Jennings, President
6265 Old Water Oak Rd., Suite 204	FedNat Underwriters, Inc.
Tallahassee, FL 32312	14050 NW 14 Street
ATTN: Justin Edenfield	Suite 180
Sunrise, FL 33323

  Either party may update the notice address above by giving written notice to the other party in accordance with this Section 8.

9.	This Agreement may be amended only by an instrument in writing signed by the parties hereto Neither Party shall assign this Agreement without the prior written consent of the other Party.

10.

This Agreement is the entire agreement with respect to the subject matter herein between the parties and all previous agreements and amendments, whether oral or written or otherwise, are hereby superseded and terminated.

11.	If any part of this Agreement is deemed to be invalid, the validity of this Agreement shall not be affected and the parties agree that all remaining parts shall remain in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

HG MANAGING AGENCY, LLC

By:	HG Holdings, Inc., its Managing Member

/s/ Steven A. Hale II
By: Steven A. Hale II
Its: Chief Executive Officer

FEDNAT UNDERWRITERS, INC.

By:	/s/ Gordon Jennings
Name:	Gordon Jennings
Title:	President

[Signature Page to Management Advisory Services Agreement]